Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: August 2006

1)	Beginning of the Month Principal Receivables:	$41,700,704,604.88
2)	Beginning of the Month Finance Charge Receivables:	$650,145,212.13
3)	Beginning of the Month AMF Receivables:	$66,472,405.16
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$42,417,322,222.17

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,841,345,090.83
11)	Additional Finance Charge Receivables:	$11,952,438.36
12)	Additional AMF Receivables	$36,640.21
13)	Additional Total Receivables:	$1,853,334,169.40

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$43,700,174,321.68
16)	End of the Month Finance Charge Receivables:	$663,011,623.13
17)	End of the Month AMF Receivables	$65,258,052.64
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$44,428,443,996.57

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$34,117,971,969.22

22)	End of the Month Seller Percentage	21.93%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: August 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	409,549	$503,312,990.10
	3)	60 - 89 days delinquent	246,148	$329,433,008.91
	4)	90+ days delinquent	491,223	$706,163,695.43

	5)	Total 30+ days delinquent	1,146,920	$1,538,909,694.44

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.46%

7)	Defaulted Accounts during the Month		128,673	$154,729,493.08

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.26%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: August 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,945,433,874.77	17.95%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,210,636,482.79	16.56%

	3)	Prior Month Billed Finance Charges and Fees	$513,630,559.72
	4)	Amortized AMF Income	$38,925,060.79
	5)	Interchange Collected	$124,159,954.21
	6)	Recoveries of Charged Off Accounts	$66,845,748.52
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$743,561,323.24	20.49%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: August 2006

1)	Beginning Unamortized AMF Balance			$209,129,120.89
	2)	+ AMF Slug	$189,783.69
	3)	+ AMF Collections	$30,161,129.53
	4)	- Amortized AMF Income	$38,925,060.79
5)	Ending Unamortized AMF Balance			$200,554,973.32

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes
Additional Total Receivables